Exhibit 99.1

JOHN B. SANFILIPPO & SON, INC.

NEWS RELEASE

COMPANY CONTACT:     Michael J. Valentine

Chief Financial Officer

847-214-4509

FOR IMMEDIATE RELEASE

THURSDAY, JANUARY 28, 2016

Second Quarter EPS Increased by 42.7% to a Second Quarter Record $1.07 per Share Diluted

Quarterly Comparison Overview:

–	Net sales increased by 11.0%
–	Sales volume increased by 9.4%
–	Gross profit increased by 20.9%
–	Net income increased by 43.4%

Elgin, IL, January 28, 2016 — John B. Sanfilippo & Son, Inc. (Nasdaq: JBSS)

(the “Company”) today announced operating results for its fiscal 2016 second quarter. Net income for the second quarter of fiscal 2016 was $12.1 million, or $1.07 per share diluted, compared to net income of $8.4 million, or $0.75 per share diluted, for the second quarter of fiscal 2015. Net income for the first two quarters of fiscal 2016 was $20.0 million, or $1.77 per share diluted, compared to net income of $14.3 million, or $1.28 per share diluted, for the first two quarters of fiscal 2015.

Net sales for the second quarter of fiscal 2016 were $279.0 million compared to net sales of $251.4 million for the second quarter of fiscal 2015. The increase in net sales was primarily attributable to a 9.4% increase in sales volume, which is measured as pounds sold to customers. Sales volume increased in all distribution channels, and sales volume increased for all major product types except almonds and pecans. The increase in sales volume in the consumer distribution channel was primarily attributable to increased sales of private brand peanuts and mixed nuts to existing customers. A 20.7% increase in combined sales volume for Orchard Valley Harvest and Sunshine Country produce products also contributed to the sales volume increase in the consumer distribution channel. Fisher recipe nut volume decreased by 1.1% primarily due to the unfavorable impact of higher retail prices on consumer demand for almonds and pecans. Fisher snack nut volume declined by 10.3% primarily as a result of reduced merchandising activity and promotional events that occurred in the second quarter of fiscal 2015 that will not occur until the third quarter of the current fiscal year. The sales volume increase in the commercial ingredients distribution channel came mainly from increased sales of peanuts to other peanut shellers. The increase in sales volume in the contract packaging channel was generated by increased sales of peanuts and trail mixes to existing customers. Sales volume rose in the export distribution channel mainly due to increased sales of bulk inshell walnuts.

For the first two quarters of fiscal 2016, net sales increased to $504.8 million from $456.4 million for the first two quarters of fiscal 2015. The increase in net sales in the year to date comparison was primarily attributable to a 5.0% increase in sales volume and higher selling prices for all major product types except peanuts and walnuts. Sales volume was relatively unchanged in the consumer distribution channel as sales volume increases for our branded produce products, Fisher peanut butter, and Fisher Nut Exactly snack bites offset a sales volume decline in private brand products. Sales volume increased significantly in the commercial ingredients, contract packaging and export channels primarily for the same reasons noted in the quarterly comparison.

Gross profit increased by $7.8 million, and gross profit margin, as a percentage of net sales, increased to 16.1% for the second quarter of fiscal 2016 from 14.8% for the second quarter of fiscal 2015. The increase in gross profit primarily resulted from increased sales volume, while the increase in gross profit margin was mainly attributable to improved alignment of selling prices and commodity acquisition costs. In the year to date comparison, gross profit increased by $10.3 million due to increased sales volume, while gross profit margin, as a percentage of net sales, increased to 15.5% for the first two quarters of fiscal 2016 from 14.9% for the first two quarters of fiscal 2015. The increase in the gross profit margin in the year to date comparison was also mainly attributable to improved alignment of selling prices and commodity acquisition costs.

Total operating expenses for the second quarter of fiscal 2016 increased to 9.1% of net sales from 9.0% of net sales for the second quarter of fiscal 2015. Total operating expenses for the first two quarters of fiscal 2016 decreased to 8.9% of net sales from 9.0% of net sales for the first two quarters of fiscal 2015. The increase in total operating expenses, in both the quarter and year to date comparisons, was mainly due to increased compensation expenses.

Interest expense was $0.8 million for the second quarter of fiscal 2016 compared to $0.9 million for the second quarter of fiscal 2015. Interest expense for the first two quarters of fiscal 2016 was $1.7 million compared to $1.9 million for the first two quarters of fiscal 2015. The decrease in interest expense in both comparisons was attributable primarily to a reduction in long-term debt.

The total value of inventories on hand at the end of the second quarter of fiscal 2016 decreased by $36.7 million, or 16.5%, compared to the total value of inventories on hand at the end of the second quarter of fiscal 2015. The decrease in the total value of inventories on hand was primarily driven by lower quantities of raw nut and dried fruit input stocks and significantly lower acquisition costs for walnuts. The quantity of raw nut and dried fruit input stocks on hand at the end of the second quarter of fiscal 2016 decreased by 10.2% in the quarterly comparison due to lower quantities of pecans, peanuts and walnuts. The weighted average cost per pound of raw nut and dried fruit input stocks on hand at the end of the second quarter of fiscal 2016 declined by 14.9% compared to the weighted average cost per pound at the end of the second quarter of fiscal 2015, mainly due to the decline in walnut acquisition costs.

“In respect to net income and diluted earnings per share, operating results for the current second quarter mark the fourth consecutive quarter where we have reported record earnings,” stated Jeffrey T. Sanfilippo, Chief Executive Officer. “We had a strong quarter in respect to sales volume, notwithstanding another quarter where sales volume for almonds declined significantly in the quarterly comparison,” Mr. Sanfilippo stated. “As was the case in the first quarter of fiscal 2016, sales volume growth in the contract packaging distribution channel contributed meaningfully to our overall sales volume growth. We also saw a return to sales volume growth in the commercial ingredients and export distribution channels from increased sales of bulk peanuts and walnuts, respectively,” Mr. Sanfilippo stated. “Additionally, distribution gains for Orchard Valley Harvest and Sunshine Country produce products on a combined basis helped drive our overall sales volume growth. Though our sales volume was down slightly for Fisher recipe nuts, Fisher outperformed the recipe nut category at retail with only a 0.5% decline in pounds, while pounds for the entire category declined by 7.7% according to IRI data,” Mr. Sanfilippo stated. “It was a challenging quarter for Fisher snack nuts as it underperformed in the snack nut category at retail with an 18.2% decline in pounds, while pounds in the entire category declined by only 0.9% according to IRI data. The sales volume decline for Fisher snack nuts at retail occurred for the same reasons that drove our sales volume decline in the quarterly comparison,” Mr. Sanfilippo stated. “For the remainder of fiscal 2016 and the first two quarters of fiscal 2017, acquisition costs for almonds and walnuts should decline significantly. These declines in acquisition costs are expected to lead to lower selling prices for products that contain these commodities. Since sales of almonds and walnuts comprise such a significant percentage of our total net sales, we anticipate that lower selling prices could result in a reduction in total net sales in future comparisons until the impact of lower retail prices ultimately drives increased sales volume for these products,” Mr. Sanfilippo concluded.

The Company will host an investor conference call and webcast on Friday, January 29, 2016, at 10:00 a.m. Eastern (9:00 a.m. Central) to discuss these results. To participate in the call via telephone, dial 1-888-713-4218 from the U.S. or 1-617-213-4870 internationally and enter the participant passcode of 22945362. This call is being webcast by NASDAQ OMX and can be accessed at the Company’s website at www.jbssinc.com.

Some of the statements in this release are forward-looking. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will”, “intends”, “may”, “believes”, “anticipates”, “should” and “expects” and are based on the Company’s current expectations or beliefs concerning future events and involve risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) the risks associated with our vertically integrated model with respect to pecans, peanuts and walnuts; (ii) sales activity for the Company’s products, such as a decline in sales to one or more key customers, a decline in sales of private brand products or changing consumer preferences; (iii) changes in the availability and costs of raw materials and the impact of fixed price commitments with customers; (iv) the ability to pass on price increases to customers if commodity costs rise and the potential for a negative impact on demand for, and sales of, our products from price increases; (v) the ability to measure and estimate bulk inventory, fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and bulk inventory estimation adjustments, respectively; (vi) the Company’s ability to appropriately respond to, or lessen the negative impact of, competitive and pricing pressures; (vii) losses associated with product recalls, product contamination, food labeling or other food safety issues, or the potential for lost sales or product liability if customers lose confidence in the safety of the Company’s products or in nuts or nut products in general, or are harmed as a result of using the Company’s products; (viii) the ability of the Company to retain key personnel; (ix) the effect of the actions and decisions of the group that has the majority of the voting power with regard to the Company’s outstanding common equity (which may make a takeover or change in control more difficult), including the effect of any agreements pursuant to which such group has pledged a substantial amount of its securities of the Company; (x) the potential negative impact of government regulations and laws and regulations pertaining to food safety, such as the Food Safety Modernization Act; (xi) the Company’s ability to do business in emerging markets while protecting its intellectual property in such markets; (xii) uncertainty in economic conditions, including the potential for economic downturn; (xiii)

the Company’s ability to obtain additional capital, if needed; (xiv) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control; (xv) the adverse effect of labor unrest or disputes, litigation and/or legal settlements, including potential unfavorable outcomes exceeding any amounts accrued; (xvi) losses due to significant disruptions at any of our production or processing facilities; (xvii) the inability to implement our Strategic Plan or realize efficiency measures, including controlling medical and personnel costs; (xviii) technology disruptions or failures; (xix) the inability to protect the Company’s intellectual property or avoid intellectual property disputes; (xx) the Company’s ability to manage successfully the price gap between its private brand products and those of its branded competitors; and (xxi) potential increased industry-specific regulation pending the U.S. Food and Drug Administration assessment of the risk of Salmonella contamination associated with tree nuts.

John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of nut and dried fruit based products that are sold under a variety of private brands and under the Company’s Fisher®, Orchard Valley Harvest®, Fisher® Nut Exactly™ and Sunshine Country® brand names.

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JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except earnings per share)

	For the Quarter Ended		For the Twenty-six Weeks Ended
	December 24, 2015	December 25, 2014	December 24, 2015	December 25, 2014
Net sales	$279,002	$251,373	$504,779	$456,410
Cost of sales	233,991	214,130	426,563	388,483

Gross profit	45,011	37,243	78,216	67,927

Operating expenses:
Selling expenses	16,374	15,671	27,756	26,743
Administrative expenses	8,945	6,894	17,023	14,493

Total operating expenses	25,319	22,565	44,779	41,236

Income from operations	19,692	14,678	33,437	26,691

Other expense:
Interest expense	804	877	1,719	1,867
Rental and miscellaneous expense, net	346	548	868	2,458

Total other expense, net	1,150	1,425	2,587	4,325

Income before income taxes	18,542	13,253	30,850	22,366
Income tax expense	6,492	4,850	10,810	8,048

Net income	$12,050	$8,403	$20,040	$14,318

Basic earnings per common share	$1.07	$0.75	$1.79	$1.29

Diluted earnings per common share	$1.07	$0.75	$1.77	$1.28

Cash dividends declared per share	$2.00	$1.50	$2.00	$1.50

Weighted average shares outstanding
— Basic	11,219,354	11,136,143	11,206,954	11,114,137

— Diluted	11,310,385	11,217,922	11,311,382	11,209,766

JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except per share amounts)

	December 24, 2015	June 25, 2015	December 25, 2014
ASSETS
CURRENT ASSETS:
Cash	$3,026	$1,946	$4,359
Accounts receivable, net	72,065	75,635	64,834
Inventories	185,279	197,997	221,938
Deferred income taxes	—	4,264	3,442
Prepaid expenses and other current assets	6,965	4,468	6,319

	267,335	284,310	300,892

PROPERTIES, NET:	133,061	131,033	132,033

OTHER LONG-TERM ASSETS:
Intangibles, net	2,225	3,079	4,161
Deferred income taxes	6,211	3,181	1,390
Other	9,961	10,332	8,816

	18,397	16,592	14,367

TOTAL ASSETS	$418,793	$431,935	$447,292

LIABILITIES & STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving credit facility borrowings	$13,932	$61,153	$29,470
Current maturities of long-term debt	3,391	3,376	3,362
Accounts payable	83,322	45,722	112,705
Book overdraft	1,344	1,037	3,809
Accrued expenses	20,417	22,817	17,108

	122,406	134,105	166,454

LONG-TERM LIABILITIES:
Long-term debt	30,590	32,290	33,982
Retirement plan	18,226	17,885	14,561
Other	6,456	6,377	5,799

	55,272	56,552	54,342

STOCKHOLDERS’ EQUITY:
Class A Common Stock	26	26	26
Common Stock	87	86	86
Capital in excess of par value	113,515	111,540	110,127
Retained earnings	133,218	135,664	120,677
Accumulated other comprehensive loss	(4,527)	(4,834)	(3,216)
Treasury stock	(1,204)	(1,204)	(1,204)

TOTAL STOCKHOLDERS’ EQUITY	241,115	241,278	226,496

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$418,793	$431,935	$447,292

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